Exhibit 10.14

January 12, 2005

Aearo Executive

RE: FY 2005 Aearo Company Management Incentive Program

Dear Aearo Executive:

As a key member of the Aearo management team, you have been selected to participate in the Company’s Management Incentive Program. This letter provides specific information about your participation in the plan. It details the potential payout you can earn based upon Aearo’s financial performance and the successful achievement of your individual goals.

Your payout opportunity is expressed as a percentage of your base annual salary as stated below. The payout is comprised of two components. Seventy-five percent of the payout is based upon Aearo’s global operating cash flow as measured by Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA). The remaining twenty-five percent is based upon the achievement of your individual goals.

The EBITDA threshold, target, and maximum values are set at the beginning of the fiscal year. If Aearo achieves the FY 2005 EBITDA maximum value of $70.2 MM, you will earn 200% of your base plan EBITDA component payout. If EBITDA for the year is at the threshold value, you will only earn 50% of your base plan EBITDA component payout. The EBITDA component payout will be prorated to reflect actual Aearo EBITDA performance between the threshold and maximum values. If EBITDA falls below the threshold value, no EBITDA component payout will be made.

How much of the goals-based component is paid will be determined by your performance against your goals as assessed by your manager and affirmed through the process of two-level review. Further, if EBITDA performance is below threshold, any funding for the goals-based component of the plan would be at the discretion of the Board of Directors.

A summary of your FY 2005 payout potential follows:

Factors:

Current Base Annual Salary:	$
Participation Level:	%
Base Plan payout:	$

Page Two

	FY 2005 Threshold $62.2 MM EBITDA	FY 2005 Base Plan $66.2 MM EBITDA	FY 2005 Financial Plan $70.2 MM EBITDA
EBITDA Component (75%)	$	$	$
Goals Component (25%)	$	$	$
Total Potential Payout	$	$	$

Base annual salary at the close of the fiscal year (9/30/05) will be used in calculating payouts. Participants who voluntarily terminate their employment or who are involuntarily terminated for performance-related reasons prior to the close of the fiscal year forfeit any payout under the program. Employees who are involuntarily terminated prior to the close of the fiscal year as the result of reductions-in-force, redundancy, or job elimination would receive a prorata portion of any payout made based on months worked during fiscal 2005.

Fiscal Year 2004 was an outstanding year for our company! Let’s all stay focused on achieving our financial plan objectives to make Fiscal Year 2005 an even better one!

Sincerely,

Michael A. McLain